EXHIBIT 10.4

EMPLOYMENT AGREEMENT WITH JACK WEST
DATED AUGUST 1, 2007

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into with an effective date of employment beginning August 1, 2007 (this “Effective Date”), by and between Centric Rx, Inc., a Nevada corporation (“CENTRIC” or “Company”), a wholly-owned subsidiary of Worldwide Strategies Incorporated, a Nevada corporation (“WWSI”), and Jack West (“Employee”).

For the purpose of this Agreement, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, as may be determined from the context of the reference.

The parties agree as follows:

1.  Employment.  Company hereby employs Employee for the limited term set forth below, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.  Duties.

2.1  Position.  Employee is employed in the position of Vice-President of Sales of CENTRIC, and shall have the duties and responsibilities assigned by the Board of Directors of WWSI (the “Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time.  Employee shall perform faithfully and diligently all duties assigned to Employee.  Employee acknowledges that Company, under the direction of the Board of Directors, has the right to modify Employee’s position and duties at any time in its sole and absolute discretion.  Employee shall report to the President of CENTRIC and be supervised by the President of WWSI.  In the absence of the President of CENTRIC and WWSI, Employee shall report to and be supervised by the Board of Directors.

2.2  Best Efforts/Full-time.  Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company and the Board of Directors, as well as all applicable federal, state and local laws, regulations or ordinances.  Employee will act in the best interest of Company at all times.  After a ninety (90)-day transition period, Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company, unless Employee notifies the Board of Directors in advance of Employee’s intent to engage in other paid work and describes in sufficient detail the nature of such work, and the Board of Directors grants Employee express written consent to do such work.

2.3  Work Location.  Employee’s principal place of work shall be located at the principal offices of Company, currently located at 8125 Riviera Beach Drive, Las Vegas, Nevada, 89128, or such other location as the Board of Directors may authorize from time to time.

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3.  Term.

3.1  Initial Term.  The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of one (1) year following such date (“Initial Term”), unless sooner terminated in accordance with section 7 below.  Employee agrees and acknowledges that the Initial Term of the Agreement is a material term to Company, and waives any rights not expressly provided for in this Agreement should Company exercise its right not to renew this Agreement in accordance with subsection 3.2 at the conclusion of the Initial Term.

3.2  Renewal.  On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one (1)-year terms unless either party provides at least thirty (30) days’ advance written notice to the other that it does not wish to renew the Agreement for a subsequent one (1)-year period.  In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of that term.

4.  Compensation.

4.1  Base Salary.  As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay Employee a Base Salary of $10,000 per month, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2  Annual Bonus.  Employee will be granted an annual bonus equal to 25% of Base Salary, so long as individual and Company objectives, as established by the Board of Directors in its sole discretion, are achieved, such bonus to be paid in cash or shares of common stock of WWSI at the date of grant market price, in the sole discretion of WWSI.

4.3  Other Incentive Compensation.  From time to time, in the sole discretion of the Board of Directors, Employee may receive other incentive bonuses based on the achievement of written goals established by the Board of Directors and communicated to Employee, paid in cash, stock options, or common stock of WWSI.

4.4  Performance and Salary Review.  Employee’s supervisor, or in the absence of a supervisor, the Board of Directors, will periodically review Employee’s performance on no less than an annual basis and will make adjustments to salary or other compensation in their sole discretion.

5.  Customary Employee Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to other full-time employees of Company.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.  Company will also provide Employee with the right to participate in Company’s 401(k) program as of the Effective Date.

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6.  Business Expenses.  Employee acknowledges that he owes Company a fiduciary obligation to minimize, to the extent practicable, expenses incurred in the course and scope of performing his duties for Company.  Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.  Termination of Employee’s Employment.

7.1  Termination for Cause by Company.  The Board of Directors may terminate Employee’s employment immediately at any time for Cause.  In the event Employee’s employment is terminated in accordance with this subsection 7.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  If Employee is terminated for Cause pursuant to this provision, the Company may ask him to leave the Company’s offices immediately.

For purposes of this Agreement, “Cause” is defined as:

(a)  Employee’s breach of fiduciary duty to the Company or its Board of Directors;

(b)  Acts or omissions constituting negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company;

(c)  Employee’s material breach of this Agreement;

(d)  Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude;

(e)  Employee’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors;

(f)  Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability; or
(g)  Employee’s death.

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7.2  Termination Without Cause by Company.  Company may terminate Employee’s employment under this Agreement without Cause at any time by giving at least thirty (30) days’ advance written notice to Employee.  In the event of a termination pursuant to this subsection 7.2, all other Company obligations to Employee will be automatically terminated and completely extinguished and Employee will be entitled to receive a payment equal to two months of the Base Salary in effect at the date of termination (“Severance Payment”), provided that Employee:

(a)  Complies with all surviving provisions of this Agreement as specified in subsection 12.8 below;

(b)  Executes a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or in any way related to Employee’s employment or termination of employment with Company; and

(c)  Agrees to act as a consultant for Company, without further compensation, for thirty (30) days following the termination of the employment relationship, if requested to do so by Company.  The Company may also direct Employee to cease all work on behalf of Company immediately if it decides to terminate his employment under this provision as long as it provides Employee with the described benefits.

Should Employee fail or refuse to provide the items required under this subsection 7.2, the termination shall be deemed to be for Cause under subsection 7.1.

7.3  Employee Resignation for Good Reason.  Employee may voluntarily resign Employee’s position with Company for Good Reason, at any time by giving at least thirty (30) days’ advance written notice.  In the event of Employee’s resignation for Good Reason, Employee will be entitled to receive the Base Salary then in effect, prorated to the date of resignation, and all accrued paid-time-off, in accordance with Company’s customary employee benefit policies.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

Employee will be deemed to have resigned for “Good Reason” in the event of Company’s material breach of this Agreement.

7.4  Employee Resignation Without Good Reason.  Employee may voluntarily resign Employee’s position with Company without Good Reason, by giving at least thirty (30) days’ advance written notice.  In the event of Employee’s resignation without Good Reason, Employee will be entitled to receive only the Base Salary for the thirty (30)-day notice period and no other amount.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

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7.5  Termination of Employment Upon Nonrenewal.  In the event either party decides not to renew this Agreement after completion of the Initial Term in accordance with subsection 3.2 above, this Agreement will expire, Employee’s employment with Company will terminate and Employee will only be entitled to Employee’s Base Salary paid through the last day of the current term.

8.  No Conflict of Interest.  During the term of Employee’s employment with Company and during any period Employee is receiving payments from Company pursuant to this Agreement, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.

9.  Covenant Not to Compete.  Employee agrees not to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged, as may be determined by the Board of Directors in its sole discretion, during the term of Employee’s employment with Company and for two (2) years after the termination of employment with Company.  If the Board of Directors believes such competition exists during the term of this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work or resign employment with Company.  If the Board of Directors believes such competition exists during any period in which Employee is receiving payments pursuant to this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work and forfeit any Severance Payment.

10.  Nonsolicitation.  Employee understands and agrees that Company’s employees and customers and any information regarding Company’s employees and/or customers is confidential and constitutes its trade secrets under Colorado law.  Employee agrees to use his best efforts to protect against the intentional or inadvertent disclosure of such trade secrets to Company’s competitors, customers or vendors, or to the general public.

10.1  Nonsolicitation of Customers or Prospects.  Employee agrees that all customers of Company shall remain customers of Company during the term and after the termination of this Agreement, and that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

10.2  Nonsolicitation of Company’s Employees.  Employee agrees that during the term and after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

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11.  Assignment of Intellectual Property.  Employee hereby transfers and assigns to Company all trade secrets, inventions, trademarks, service marks, logos, corporate names, domain names, ideas, processes, customer lists, business plans, copy rights, other works of authorship, know-how, improvements, discoveries, developments, refinements, designs and techniques (collectively referred to as “Intellectual Property”), which Employee made, conceived, developed or reduced to practice or caused be made, conceived, developed or reduced to practice prior to the Effective Date or which Employee makes, conceives, develops or reduces to practice or causes to be made, conceived, developed or reduced to practice while employed by Company, that Employee considers to be personal property of the property of third parties, and which is directly related to the business to be conducted by Company.

11.1  Further Documentation.  Employee agrees that, without charge to Company, Employee will promptly execute and deliver further documents and perform all lawful acts necessary to transfer all rights, title and interest in the Intellectual Property to Company.  The obligation to provide documents and perform lawful acts will not expire with the termination of this Agreement.

12.  Confidentiality.  Company possess and will continue to possess information which has been created, discovered, developed or otherwise come into the possession of Company, which information has commercial value to Company, including but not limited to the Intellectual Property, information that Company is obligated to keep confidential, and information Employee has reason or should reasonably know Company would like to treat as confidential for any purpose (“Confidential Information”).  Unless previously authorized in writing by the Board of Directors, Employee will not, at any time, disclose to others, use, or allow anyone else to use any Confidential Information except as may be necessary in the performance of Employee’s duties, unless and only to the extent that (i) such confidential information has become ascertainable or obtained from public or published sources; or (ii) Employee is required by law to disclose such Confidential Information, in which case, Employee will give timely notice, if possible, of the request for disclosure so that Company may seek a protective order as to the Confidential Information.

12.1  Return of Documentation.  Upon termination of employment, Employee shall return all property and records, of any type, of Company held anywhere in Employee’s possession.

13.  Injunctive Relief.  Employee acknowledges that Employee’s breach of the covenants contained in sections 8, 9, 10, 11, and 12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

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14.  Agreement to Arbitrate.  To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  Claims for workers’ compensation, unemployment insurance benefits, and Company’s right to obtain injunctive or equitable relief pursuant to the Covenants above are excluded.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

14.1  Consideration.  The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

14.2  Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

14.3  Arbitration Procedure.  The arbitration will be conducted in Denver, Colorado by a panel of three (3) arbitrators and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (AAA) (available on-line at www.adr.org).  Each party shall choose an arbitrator and the two arbitrators shall select a third arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrators shall have the power to enter any award that could be entered by a judge of the trial court of the State of Colorado, and only such power, and shall follow the law.  The parties agree to abide by and perform any award rendered by the arbitrators.  The arbitrators shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.

14.4  Costs of Arbitration.  The parties shall share equally the costs of the arbitration filing and hearing fees and the cost of the arbitration.

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15.  General Provisions.

15.1  Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2  Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3  Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4  Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been jointly drafted by legal counsel representing Employee and the Company.

15.6  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado.  Each party consents to the jurisdiction and venue of the state or federal courts in Denver, Colorado, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8  Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Covenant Not to Compete”), 10 (“Nonsolicitation”), 11 (“Assignment of Intellectual Property”), 12 (“Confidentiality”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company indefinitely.

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               16.     Employee to Seek Advice.  Employee acknowledges that he has been advised and encouraged by Company to seek independent advice by counsel before executing this Agreement.

17.  Entire Agreement.  This Agreement, and any documents incorporated by reference in this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and the Board, including without limitation any changes that may be necessary to comply with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable.  This Agreement may be amended or modified only with the written consent of Employee and the Board of Directors of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated:	/s/ Jack West
Jack West

CENTRIC RX, INC.

Dated:	By:	/s/ James P.R. Samuels
James P.R. Samuels, signing on behalf of
Worldwide Strategies Incorporated

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